UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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LADENBURG THALMANN FINANCIAL SERVICES INC.

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LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on May 18, 2015 at 10:00 a.m., Eastern Time, for the following purposes, as further described in the attached proxy statement:

1.	to elect ten directors to our board of directors;
2.	to conduct an advisory vote to approve the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;
3.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
4.	to transact such other business as may be properly presented at the meeting and at any postponements or adjournments thereof.

You may vote at the meeting if you were an owner of our common stock at the close of business on April 1, 2015.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote by phone or Internet by following the instructions included in the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen
President and Chief Executive Officer

Miami, Florida
April 17, 2015

i

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for our 2015 annual meeting of shareholders to be held on May 18, 2015. This proxy statement and the enclosed form of proxy contain important information for you to consider when deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about April 17, 2015. Our board of directors set April 1, 2015 as the record date for the 2015 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may vote at and attend the 2015 annual meeting. As of the record date, we had issued and outstanding 186,245,616 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of ten directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified;
•	the approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
•	such other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on April 1, 2015, which we refer to as the record date, may vote at the meeting. As of the close of business on the record date, 186,245,616 shares of our common stock were issued and outstanding. Each shareholder has one vote for each share of common stock owned as of the record date.

When and where is the meeting?

We will hold the meeting on May 18, 2015, at 10:00 a.m. Eastern Time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 4400 Biscayne Blvd, 12th Floor, Miami, FL 33137, (b) telephone at (212) 409-2000 or (c) e-mail at CorporateRelations@ladenburg.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors, also referred to as our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement and the enclosed proxy, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election of the director nominees listed below under Proposal I;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described under Proposal II; and
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015, as described under Proposal III.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 570 Lexington Avenue, 11th Floor, New York, New York 10022, Attn: Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy by phone, mail or Internet bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of the holders of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of issued and outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken, unless a new record date is fixed for the meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditor as set forth in Proposal III. Brokers may not vote on non-routine matters, such as the election of directors as set forth in Proposal I and the approval of a non-binding advisory resolution regarding the compensation of our named executive officers as set forth in Proposal II, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors and for the approval of a non-binding advisory resolution regarding the compensation of our named executive officers. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

We strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name”, you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for director are elected by a plurality of the votes cast at the meeting. “Plurality” means that the ten individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and (unless a greater vote is required by law) any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting and voting in person. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. Also, you may vote by phone or Internet by following the instructions included in the proxy card.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the April 1, 2015 record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
|qq	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
|qq	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or
|qq	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on April 1, 2015, then you will not be admitted to, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

SHARE OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of April 1, 2015 by:

•	those persons or groups known to us to beneficially own more than 5% of our common stock,
•	each of our directors,
•	each Named Executive Officer, and
•	all directors and executive officers as a group.

The share percentages in the table below are based on 186,245,616 shares of common stock outstanding on April 1, 2015. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (other than with respect to restricted shares of common stock over which the individuals have voting power but no investment power).

Shares of our common stock issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of April 1, 2015 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities	72,204,630	(1)	35.59%
4400 Biscayne Boulevard, 15th Floor Miami, Florida 33137
New Valley LLC	15,191,205	(2)	8.11%
4400 Biscayne Boulevard, 10th Floor Miami, Florida 33137
Mark Zeitchick	6,322,801	(3)	3.33%
Howard M. Lorber	6,036,606	(4)	3.19%
Richard J. Lampen	4,880,250	(5)	2.57%
Jacqueline M. Simkin	2,055,443	(6)	1.10%
Adam Malamed	2,053,728	(7)	1.09%
Saul Gilinski	1,723,860	(8)	*
Brett H. Kaufman	528,750	(9)	*
Dr. Richard M. Krasno	525,500	(10)	*
Joseph Giovanniello, Jr.	350,513	(11)	*
Jeffrey S. Podell	282,013	(12)	*
Brian S. Genson	280,000	(13)	*
Henry C. Beinstein	261,532	(14)	*
Dmitry Kolosov(15)	120,000	(16)	*
All directors and executive officers as a group (14 persons)	97,620,626	(17)	44.77%

*	Less than 1 percent.
(1)	Represents (i) 12,538,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost-Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 20,000 shares of common stock held directly by Dr. Frost, (iv) 5,632,500 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (v) 11,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on June 7, 2001, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 4400 Biscayne Blvd., 10th Floor, Miami, Florida 33137. Includes 1,000,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Vector Group Ltd.
(3)	Represents (i) 2,472,801 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, 200,000 of which are subject to vesting restrictions, and (ii) 3,850,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.
(4)	Represents (i) 2,494,512 shares of common stock held directly by Mr. Lorber, (ii) 522,027 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iii) 3,020,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (iv) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., (ii) shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd., and (iii) shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(5)	Represents (i) 1,076,917 shares of common stock held directly by Mr. Lampen, 200,000 of which are subject to vesting restrictions, (ii) 3,740,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 63,333 shares of common stock held by Mr. Lampen’s spouse, as to which he disclaims beneficial ownership. Does not include (i) shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd., or (ii) shares of common stock issuable upon the exercisable warrants beneficially owned by Vector Group Ltd.
(6)	Represents (i) 1,408,943 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 325,500 shares of common stock held by The LTS #2 Grantor Retained Annuity Trust dated 11/18/11, of which Ms. Simkin is the trustee and (iii) 181,000 shares of common stock held by The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, and (iv) 140,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.
(7)	Represents (i) 463,478 shares of common stock held directly by Mr. Malamed, 125,000 of which are subject to vesting restrictions, (ii) 5,000 shares of common stock held by the NFS/FMTC IRA for the benefit of Adam Malamed, (iii) 1,283,750 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed and (iv) 301,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Malamed.
(8)	Includes 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(9)	Represents (i) 468,750 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman and (ii) 60,000 shares of common stock held directly by Mr. Kaufman, 40,000 of which are subject to vesting restrictions.
(10)	Includes 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(11)	Represents (i) 178,013 shares of common stock held directly by Mr. Giovanniello, 40,000 of which are subject to vesting restrictions, and (ii) 172,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giovanniello.

(12)	Includes 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(13)	Includes (i) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (ii) 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(14)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 200,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(15)	Mr. Kolosov is not standing for re-election.
(16)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kolosov.
(17)	Includes 30,809,000 shares of common stock issuable upon exercise of currently exercisable options and warrants.

PROPOSAL I

ELECTION OF DIRECTORS

Ten directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, the board may reduce the number of authorized directors or a position on our board may be left vacant.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 72 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE MKT listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 78 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002 and again from March 2004 until June 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Since October 2008, Dr. Frost has served as a director of Castle Brands Inc. and previously served as a director of Castle Brands from September 2005 to August 2007. Dr. Frost also serves as director for CoCrystal Pharma, Inc., a biotechnology company, and Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a clinical-stage biotech company specializing in cancer therapeutics. He also serves as chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd. from January 2006, when Teva acquired IVAX Corporation, until February 2015 and served as chairman of the board of directors of Teva from March 2010 until December 2014 and as vice chairman from January 2006 until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as a director of Northrop Grumman Corp., Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO Health, Inc.), Ideation Acquisition Corp. (now Tiger Media Inc.) and TransEnterix, Inc., and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.
Brian S. Genson, 66 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.
Saul Gilinski, 60 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985, and also serves as its CEO and president. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules, and also serves as its CEO and president. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dr. Richard M. Krasno, 73 Director since 2006 Lead Independent Director since 2014	Dr. Krasno served as the executive director of the William R. Kenan, Jr. Charitable Trust from 1999 to 2014 and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Since March 2015, Dr. Krasno has served as a director of Castle Brands Inc. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Richard J. Lampen, 61 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. Mr. Lampen currently serves as a member of the executive committee of the board of directors of Financial Services Institute. From January 1997 to January 2014, Mr. Lampen served as a director of SG Blocks, Inc. (formerly CDSI Holdings Inc.), a publicly-traded company that converts shipping containers for construction use, and from November 1998 until November 2011 served as its president and chief executive officer. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Howard M. Lorber, 66 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006. He served as president and chief operating officer of Vector Group from January 2001 to December 2005 and has served as a director of Vector Group since January 2001. He has also served as chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous and a member of the Board of Directors of Morgans Hotel Group Co. since March 2015. Mr. Lorber was a director of Borders Group Inc. from May 2010 until January 2012 and has been a director since 1991 of United Capital Corp., a real estate investment and diversified manufacturing company, which ceased to be a public reporting company in 2011. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Jeffrey S. Podell, 74 Director since 2004	Mr. Podell is a private investor. He also has served as a director of Vector Group since November 1993. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Jacqueline M. Simkin, 72 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.
Mark Zeitchick, 49 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Since March 2014, Mr. Zeitchick has served as a director of Castle Brands. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. In addition to Messrs. Lampen and Zeitchick, who are also directors and whose biographical information is set forth above, we have the following executive officers:

Brett Kaufman, 43 years old, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Adam Malamed, 43 years old, became our chief operating officer in January 2012. Prior to his appointment, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006.

Joseph Giovanniello, Jr., 56 years old, became our senior vice president — corporate and regulatory affairs in January 2013 and has served as our secretary since May 2001. Mr. Giovanniello has been employed by Ladenburg Thalmann & Co. Inc. since June 1996, and has served as its senior vice president, general counsel and secretary since June 1998, and as a director since July 2006.

PROPOSAL II

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS (THE SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking your non-binding advisory vote to approve the compensation of our Named Executive Officers as described under the heading “Compensation Discussion and Analysis” and the tables, the footnotes to the tables and narrative information accompanying the tables contained under such heading in this proxy statement. This proposal is referred to as the “say-on-pay vote”.

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions, and the compensation committee will take into account the outcome of this shareholder advisory vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the advisory vote to approve executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and the next such vote will be at our 2016 annual meeting of shareholders.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

The audit committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the year ending December 31, 2015. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2014. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If shareholders do not ratify our appointment of EisnerAmper LLP, the audit committee will re-evaluate such appointment, taking into consideration our shareholders’ vote. However, the audit committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if shareholders ratify our appointment of EisnerAmper LLP, our audit committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal III, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has affirmatively determined that Ms. Simkin, Dr. Krasno and Messrs. Beinstein, Genson, Gilinski, Kolosov and Podell are independent directors. Our other directors are not independent under the NYSE MKT rules because we currently employ them or they have other relationships with us that may result in them not being “independent”. All members of our audit, compensation and nominating and corporate governance committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee and compensation committee is independent for audit committee and compensation committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules.

Board Leadership Structure

Our corporate governance guidelines provide that our board is free to choose its chair and chief executive officer in any way it deems best for us at any given point in time. However, these guidelines provide that unless our board determines otherwise, we should have different persons serve as chair and chief executive officer. We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chair allows our chief executive officer to focus on our business, while allowing the chair to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chair. Our chair is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chair guides board processes, provides input on agenda items and presides at board meetings. Our chair also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Lead Independent Director

Our corporate governance guidelines also provide that the independent directors of our board may designate a lead independent director to perform certain duties designated by the board. In November 2014, Dr. Richard M. Krasno was appointed as our first lead independent director. The functions of our lead independent director include serving as the principal liaison between our independent directors, our chairman and our chief executive officer, reviewing and providing input to the agenda for each meeting of our board, and approving the schedule of, developing the agenda for, and presiding at executive sessions of, our independent directors. We believe that having a lead independent director provides for effective checks and balances and enhances the ability of our independent directors to work effectively in the board setting. Our board adopted a charter of the lead independent director in November 2014, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2014.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dmitry Kolosov	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2014	1	6	4	2	—

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent as circumstances require. During 2014, there were eight meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he or she was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Three directors attended our last annual meeting. The chairs of each of our committees are as follows: audit committee (Mr. Beinstein), compensation committee (Dr. Krasno) and nominating and corporate governance committee (Ms. Simkin).

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating and Corporate Governance Committee Information

Our nominating and corporate governance committee oversees the selection of director nominees. The nominating and corporate governance committee also develops and recommends to the board the corporate governance guidelines applicable to us, and oversees the evaluation of the board and management. The nominating and corporate governance committee considers persons as director nominees that are identified by its members, management, investors, investment bankers, shareholders and others. Jacqueline M. Simkin (Chair), Henry C. Beinstein and Dr. Richard M. Krasno comprise our nominating and corporate governance committee. In December 2012, the nominating and corporate governance committee adopted a written charter, which sets forth criteria for nominees. The nominating and corporate governance committee applies the same criteria when evaluating director candidates recommended by shareholders as it does when evaluating director candidates recommended by others. Copies of the charter and our corporate governance guidelines are available at http://ir.stockpr.com/ladenburg/governance-documents. Although the nominating and corporate governance committee does not have specific minimum qualifications for director candidates, in recommending candidates for the board, the committee takes into consideration the following criteria established by the board in our corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	ability and willingness to commit adequate time to board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	diversity of viewpoints, background, skills, experience and other demographics.

The committee also considers other factors as it deems appropriate such as whether a proposed nominee is actively engaged in business endeavors and has an understanding of financial statements, corporate budgeting and capital structure. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election. Mr. Kolosov is not standing for re-election.

Audit Committee Information

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Henry C. Beinstein (Chair), Saul Gilinski, Jeffrey S. Podell and Jacqueline M. Simkin comprise our audit committee. Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE MKT rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K.

The audit committee operates under a charter, which is available at http://ir.stockpr.com/ladenburg/governance-documents under the heading “Audit Committee Charter.” As set forth in its charter, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2014.

Submitted by the Members of the Audit Committee:
Henry C. Beinstein, Chair
Saul Gilinski
Jeffrey S. Podell
Jacqueline M. Simkin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our officers listed in the Summary Compensation Table below (“Named Executive Officers”) and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our Named Executive Officers.

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin, each of whom is an independent director, currently comprise our compensation committee. The committee’s responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	ensuring that our executive compensation programs are designed to enable us to attract, retain and motivate senior management and other key employees;
•	ensuring that our executive compensation programs are appropriately competitive, integrating pay with our performance, rewarding above-average performance in the context of the business environment in which we operate, recognizing individual initiative and achievements, supporting organization objectives and shareholder interests, and ensuring that executive compensation is adequately designed to align the interests of executive officers with our long-term performance;
•	administering our Amended and Restated Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our Amended and Restated 2009 Incentive Compensation Plan (“2009 Plan”) and any future adopted plans;
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants; and
•	preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement and Part III to our annual report on Form 10-K.

Our compensation committee amended and re-adopted its written charter in June 2013, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents. Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide the services described below in connection with its compensation review for the year ended December 31, 2014.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subjective assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of other executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

The compensation committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate; except that the compensation committee is not permitted to delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may also delegate to one or more of our executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any such executive officer will be required to regularly report to the compensation committee grants so made and the compensation committee may revoke any delegation of authority at any time.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks. For 2014, our compensation committee engaged GK Partners to provide publicly available compensation information regarding executive compensation at twelve peer companies, which were identified by management, to gain a sense of whether we are providing generally competitive compensation for our Named Executive Officers. These companies were:

Calamos Asset Management Inc.	JMP Group Inc.
Cowen Group, Inc.	LPL Financial Holdings Inc.
FBR & Co.	Oppenheimer Holdings Inc.
GFI Group Inc.	Piper Jaffray Companies
INTL FCStone Inc.	Raymond James Financial Inc.
Investment Technology Group, Inc.	SWS Group, Inc.

Within the financial services industry, there are a limited number of publicly-traded companies that resemble us in size, scope and nature of business operations. One of the peer group companies selected, LPL Financial, is primarily engaged in the independent brokerage business, our largest segment, although LPL Financial is substantially larger than us. Raymond James Financial was selected because of its significant presence in the independent brokerage business, although it participates in other business lines and is also substantially larger in size. The other peer group companies were selected because they generally engage in investment banking, brokerage or asset management activities, are not depository institutions, and are roughly comparable to us in terms of market capitalization. The compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and applicable NYSE MKT rules, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. Other than the services for which the compensation committee directly engaged GK Partners, GK Partners provided no services to us for the year ended December 31, 2014.

Compensation Objectives

The objectives of our compensation programs are to attract, motivate and retain qualified persons to serve as our executive officers. Our compensation programs are designed to provide competitive compensation to our Named Executive Officers; reward individual initiative and achievements; integrate pay with our performance; and ensure that executive compensation is adequately designed to align the interests of executive officers with our long-term performance.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. Decisions with respect to one component of compensation tend not to affect decisions regarding other components. We do not have specific policies for allocating between long-term and currently paid out compensation or between cash and non-cash compensation. We discuss each of the four components of compensation in more detail below.

Base Salary.  We provide base salaries to provide our Named Executive Officers a minimum, fixed level of cash compensation commensurate with their particular positions and qualifications. Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe are necessary to motivate executives to meet corporate goals. Base salaries are not anticipated to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries when necessary to realign them with industry norms based on a review of publicly-available compensation information, including, for 2014, the peer group information identified above, after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however. As part of the annual review process, the compensation committee increased Mr. Zeitchick’s base salary from $325,000 to $350,000, Mr. Malamed’s base salary from $300,000 to $325,000, Mr. Kaufman’s base salary from $275,000 to $300,000 and Mr. Giovanniello’s base salary from $250,000 to $275,000, all effective January 1, 2015. In addition, effective as of January 1, 2015, the compensation committee determined that Mr. Lampen will receive a $150,000 annual base salary.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2012, 2013 and 2014, Mark Zeitchick and Adam Malamed were the only Named Executive Officers who were paid brokerage commissions. See the column entitled “All Other Compensation” in the Summary Compensation Table below for the amount of brokerage commissions paid to each of Mark Zeitchick and Adam Malamed in fiscal 2012, 2013 and 2014.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2014, we granted a $1,375,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president; a $375,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer; a $400,000 cash bonus to Adam Malamed, our chief operating officer; and a $300,000 cash bonus to Joseph Giovanniello, Jr., our senior vice president-corporate and regulatory affairs. We also granted a $1,375,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were based on the contributions made by these two individuals to the growth of our business, including through recruiting, acquisitions and development of client relationships. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick, Kaufman, Malamed and Giovanniello for 2014 included: achievement of record revenues, net income and EBITDA, as adjusted; continued growth in revenues, number of advisors and levels of advisory and total client assets at our independent brokerage businesses; the successful acquisitions of KMS Financial Services, Inc. and Securities Service Network, Inc.; the expansion into the wholesale life insurance brokerage business through the acquisition of Highland Capital Brokerage, Inc.; the increase in our common stock price; satisfaction of annual targets under our clearing firm loans resulting in the forgiveness of approximately $4.8 million of principal and interest; repayment of outstanding indebtedness; successful preferred stock offerings; significant increases in our shareholders’ equity; repurchases of common stock; and the continued growth of our capital markets business, including establishing Ladenburg Thalmann & Co. Inc. as a significant player in underwriting healthcare and yield-oriented equities. Bonus payments for our executive officers in 2014 were higher than those paid in 2013 due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment in which we operated and its consideration of the factors described above.

In addition to his bonus award described above, Mr. Malamed received a retention award of $250,000, which vests in two equal annual installments at December 31, 2015 and 2016. Under the terms of the retention award, Mr. Malamed is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2015. Mr. Malamed is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2016. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

In addition to his bonus award described above, Mr. Giovanniello received a retention award of $75,000, which vests on December 31, 2015. Under the terms of the retention award, Mr. Giovanniello is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2015. The retention award will be reported in the Summary Compensation Table during the year in which it vests based on his continued service.

Equity Awards.  We grant stock options and other stock-based awards, such as restricted stock, to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In January 2015, we granted options to purchase 200,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick and options to purchase 50,000 shares to Mr. Malamed. The exercise price for these options is $4.25 per share (a premium to the closing market price of $3.95 on the grant date). In January 2014, we granted options to purchase 400,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick, options to purchase 135,000 shares to Mr. Malamed, options to purchase 75,000 shares to Mr. Kaufman and options to purchase 30,000 shares to Mr. Giovanniello. The exercise price for these options is $3.25 per share (a premium to the closing market price of $2.92 on the grant date). The foregoing options vest in four equal annual installments beginning on the first anniversary of the grant date.

In January 2015, we granted 200,000 restricted shares of common stock to each of Messrs. Lampen and Zeitchick, 125,000 restricted shares of common stock to Mr. Malamed and 40,000 restricted shares of common stock to each of Messrs. Kaufman and Giovanniello. The foregoing restricted shares vest in four equal annual installments beginning on the first anniversary of the grant date, subject to certain exceptions. We did not grant any restricted shares in 2014.

We generally grant equity awards through the shareholder-approved 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for our executive officers pursuant to their respective employment agreements. We reimburse Mr. Lampen and Mr. Zeitchick, on an after-tax basis, for various automobile expenses and Mr. Lampen for health and dental insurance premiums. In addition, we reimburse certain of our executive officers for club memberships and dues.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the three other most highly compensated officers. The effect of Section 162(m) on taxes currently payable is substantially mitigated by our net operating loss carryforwards, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2014 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2014 Annual Meeting, our shareholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have been confirmed and remain substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2015 Annual Meeting.

Compensation Committee Report on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors:
Dr. Richard Krasno, Chair
Henry C. Beinstein
Brian S. Genson
Jacqueline M. Simkin

Summary Compensation Table

The following table shows the compensation paid to our Named Executive Officers for 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen, chief executive officer and president(2)	2014	—	1,375,000		680,800	—	31,455	(3)	2,087,255
	2013	—	1,250,000		212,700	—	31,455	(3)	1,494,155
	2012	—	600,000		715,200	—	39,878	(3)	1,355,078
Mark Zeitchick, executive vice president	2014	325,000	1,375,000		680,800	—	347,962	(4)	2,728,762
	2013	325,000	1,250,000		212,700	—	684,732	(4)	2,472,432
	2012	325,000	600,000		715,200	—	467,112	(4)	2,107,312
Brett H. Kaufman, senior vice president and chief financial officer	2014	275,000	375,000		127,650	—	33,228	(5)	810,878
	2013	250,000	350,000		44,313	—	21,110	(5)	665,423
	2012	225,000	225,000		149,000	—	—		599,000
Adam Malamed, chief operating officer	2014	300,000	600,000	(6)	229,770	—	649,894	(7)	1,779,664
	2013	300,000	525,000	(6)	70,900	—	809,129	(7)	1,705,029
	2012	300,000	425,000	(6)	238,400	—	477,736	(7)	1,441,136
Joseph Giovanniello, Jr., senior vice president-corporate and regulatory affairs(8)	2014	250,000	350,000	(9)	51,060	—	32,955	(5)	684,015
	2013	250,000	315,000	(9)	17,725	—	28,741	(5)	611,466

(1)	Represents the aggregate grant date fair value of stock options granted for the each of the three fiscal years ended December 31, 2014, 2013 and 2012 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2014 included in our annual report on Form 10-K for the year ended December 31, 2014 (“10-K”). The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents reimbursement of automobile expenses ($17,088, $17,088 and $22,441 in 2014, 2013 and 2012, respectively), health and dental insurance premiums ($3,531 for each of 2014, 2013 and 2012, respectively) and tax reimbursements for such benefits ($10,836, $10,836 and $13,906 in 2014, 2013 and 2012, respectively).
(4)	Represents commissions earned from customer accounts ($327,974, $655,299 and $437,585 in 2014, 2013 and 2012, respectively), health and dental insurance premiums ($11,307, $9,912 and $9,912 in 2014, 2013 and 2012, respectively) and club memberships and dues ($19,987, $19,581 and $19,581 in 2014, 2013 and 2012, respectively) paid by us.
(5)	Represents health and dental insurance premiums paid by us.
(6)	Includes (i) for 2014, $200,000 in retention awards paid in 2013 and 2014, which vested on December 31, 2014, (ii) for 2013, $200,000 in retention awards paid in 2012 and 2013, which vested on December 31, 2013 and (iii) for 2012, $200,000 in retention awards paid in 2011 and 2012, which vested on December 31, 2012.
(7)	Represents commissions earned from customer accounts ($616,666, $780,388, and $448,994 in 2014, 2013 and 2012, respectively) and health and dental insurance premiums paid by us ($33,228, $28,741 and $28,742 in 2014, 2013 and 2012, respectively).

(8)	Mr. Giovanniello became a Named Executive Officer upon his appointment as senior vice president — corporate and regulatory affairs in January 2013.
(9)	Includes (i) for 2014, $50,000 in retention awards paid in 2014, which vested on December 31, 2014 and (ii) for 2013, $40,000 in retention awards paid in 2013, which vested on December 31, 2013.

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group and an employment agreement with us. Under the management services agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $850,000, payable in quarterly installments to Vector Group, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Commencing in 2011, Mr. Lampen is being reimbursed for various automobile and health and dental insurance expenses on an after-tax basis. In December 2014, we paid a $1,375,000 discretionary bonus to Mr. Lampen for 2014, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and previously served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. In 2014, under his prior employment agreement, Mr. Zeitchick received an annual base salary of $325,000, a percentage of commissions from customer accounts, payment of health and dental insurance premiums and a discretionary bonus. In December 2014, we paid a $1,375,000 discretionary bonus to Mr. Zeitchick for 2014, which is reflected in the Summary Compensation Table above.

Brett H. Kaufman has served as our senior vice president and chief financial officer under the terms of an employment agreement providing for a $275,000 annual base salary effective January 2014 and increased to $300,000 effective January 2015. He is also eligible for a discretionary bonus, which was $375,000 for 2014 and is reflected in the Summary Compensation Table above, and effective January 1, 2013, payment of health and dental insurance premiums. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2015.

Adam Malamed serves as our chief operating officer and previously served as co-chief operating officer of Ladenburg Thalmann & Co Inc. Under his employment agreement, Mr. Malamed receives an annual base salary of $300,000, increased to $325,000 effective January 2015, a percentage of commissions from customer accounts, payment of health and dental insurance premiums and a discretionary bonus. In January 2015, we paid a $400,000 discretionary bonus to Mr. Malamed for 2014, which is reflected in the Summary Compensation Table above. Mr. Malamed also had $200,000 of retention awards paid in 2013 and 2014 that vested on December 31, 2014 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Malamed, which automatically renews for successive one-year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2015.

Joseph Giovanniello, Jr. serves as our senior vice president-corporate and regulatory affairs and also serves as senior vice president and general counsel of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Giovanniello receives an annual base salary of $250,000, increased to $275,000 effective January 2015, payment of health and dental insurance premiums and a discretionary bonus. In January 2015, we paid a $300,000 discretionary bonus to Mr. Giovanniello for 2014, which is reflected in the Summary Compensation Table above. Mr. Giovanniello also had $50,000 of retention awards paid in 2014 that vested on December 31, 2014 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Giovanniello, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2015.

In January 2015, the compensation committee determined that it is customary and appropriate for a public company of our size to have employment agreements with its most senior executives pursuant to which both we and the executives are provided with certain benefits. As a result, we entered into an employment agreement with Mr. Lampen and a new employment agreement with Mr. Zeitchick. Pursuant to Mr. Lampen’s employment agreement, he receives an annual base salary of $150,000, reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. Pursuant to Mr. Zeitchick’s employment agreement, he receives an annual base salary of $350,000, a percentage of commissions from customer accounts, reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. Each of the employment agreements contains provisions for the protection of our intellectual property and confidentiality and non-competition restrictions for the executives (generally imposing restrictions during employment and during a severance period on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment, (iii) soliciting business from our customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

For more information regarding the employment agreements of our Named Executive Officers, see the section entitled “Potential Termination or Change in Control Payments” below.

Grants of Plan-Based Awards in 2014

The following table shows grants made to our Named Executive Officers in 2014. The grant date fair value of option awards may not be realized by the individuals.

Estimated Future Payouts Under Non-Equity
Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award(1) ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard Lampen	1/17/2014	—	—	—	400,000	3.25	680,800
Mark Zeitchick	1/17/2014	—	—	—	400,000	3.25	680,800
Brett Kaufman	1/17/2014	—	—	—	75,000	3.25	127,650
Adam Malamed	1/17/2014	—	—	—	135,000	3.25	229,770
Joseph Giovanniello, Jr.	1/17/2014	—	—	—	30,000	3.25	51,060

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2014 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

Outstanding Equity Awards at December 31, 2014

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2014.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	600,000	—		—	0.88	07/17/2016
	20,000	—		—	1.39	11/05/2016
	20,000	—		—	2.30	06/28/2017
	600,000	—		—	2.30	07/25/2017
	600,000	—		—	1.58	10/30/2018
	600,000	—		—	0.90	01/14/2020
	450,000	150,000	(1)	—	1.28	03/02/2021
	300,000	300,000	(2)	—	2.80	01/31/2022
	75,000	225,000	(3)	—	1.40	01/28/2023
	—	400,000	(4)	—	3.25	01/17/2024
Mark Zeitchick	150,000	—		—	0.58	08/17/2015
	600,000	—		—	0.88	07/17/2016
	600,000	—		—	2.30	07/25/2017
	600,000	—		—	1.58	10/30/2018
	600,000	—		—	0.90	01/14/2020
	450,000	150,000	(1)	—	1.28	03/02/2021
	300,000	300,000	(2)	—	2.80	01/31/2022
	75,000	225,000	(3)	—	1.40	01/28/2023
	—	400,000	(4)	—	3.25	01/17/2024
Brett H. Kaufman	150,000	—		—	2.30	03/24/2018
	50,000	—		—	0.90	01/14/2020
	93,750	31,250	(1)	—	1.28	03/02/2021
	62,500	62,500	(2)	—	2.80	01/31/2022
	15,625	46,875	(3)	—	1.40	01/28/2023
	—	75,000	(4)	—	3.25	01/17/2024
Adam Malamed	500,000	—		—	1.05	09/11/2016
	150,000	—		—	1.58	10/30/2018
	200,000	—		—	0.90	01/14/2020
	150,000	50,000	(1)	—	1.28	03/02/2021
	100,000	100,000	(2)	—	2.80	01/31/2022
	25,000	75,000	(3)	—	1.40	01/28/2023
	—	135,000	(4)	—	3.25	01/17/2024
Joseph Giovanniello, Jr.	30,000	—		—	0.58	08/17/2015
	15,000	—		—	2.30	06/02/2018
	50,000	—		—	0.90	01/14/2020
	37,500	12,500	(1)	—	1.28	03/02/2021
	25,000	25,000	(2)	—	2.80	01/31/2022
	6,250	18,750	(3)	—	1.40	01/28/2023
	—	30,000	(4)	—	3.25	01/17/2024

(1)	These options vested on March 2, 2015.
(2)	These options vest in two equal annual installments beginning on January 31, 2015.
(3)	These options vest in three equal annual installments beginning on January 28, 2015.
(4)	These options vest in four equal annual installments beginning on January 17, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options by our Named Executive Officers during 2014:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Richard J. Lampen	20,000	58,900
Mark Zeitchick	125,000	236,250
Brett H. Kaufman	—	—
Adam Malamed	—	—
Joseph Giovanniello, Jr.	30,000	42,900

(1)	Represents the difference between the exercise price and the market price of the common stock on the date of exercise for each option.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. In September 2012, our shareholders approved the amendment and restatement of the QESPP. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period are applied to purchase shares from us for the participating employees. The purchase price under the QESPP is currently 95% of the last sale price of our common stock on the exercise date. As of December 31, 2014, 4,466,714 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

As of December 31, 2014, Mark Zeitchick, Adam Malamed, Brett H. Kaufman and Joseph Giovanniello had employment agreements with us that provide for potential payments in the event of their termination. In January 2015, Richard Lampen and Mark Zeitchick entered into employment agreements with us that provide for substantial potential payments in the event of their termination.

Under Mr. Zeitchick’s prior employment agreement, which was in effect as of December 31, 2014, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date of termination, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2014 for any reason other than his death was approximately $23,000. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment under Mr. Zeitchick’s prior employment agreement in the event his employment had been terminated on December 31, 2014 as a result of his death was approximately $0.

Under Mr. Malamed’s employment agreement, we are required to pay Mr. Malamed a severance amount equal to his annual base salary ($300,000 at December 31, 2014) and he and his family would be entitled to receive subsidized health benefits for a period of up to 18 months (approximately $50,000 at December 31, 2014) following any termination by us without “Cause” or by him for “Good Reason”. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2014 as a result of his death or disability was approximately $0.

Mr. Malamed’s employment agreement defines “Cause” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Malamed’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Good Reason means: (i) a failure by us to make any payments under the employment agreement, (ii) any other breach of a material provision of the employment letter by us, including without limitation a change in Mr. Malamed’s title, (iii) removal of Mr. Malamed as a member of our management committee, or (iv) relocation of his office to a location more than 25 miles from Miami, Florida.

Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($275,000 at December 31, 2014) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Kaufman’s employment is terminated due to death or “Disability”, Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($375,000 in the case of any termination in 2015). Also, Mr. Kaufman and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $50,000 at December 31, 2014). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2014 as a result of his death or disability was approximately $675,000.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Under Mr. Giovanniello’s employment agreement, we are required to pay Mr. Giovanniello a severance amount equal to his annual base salary ($250,000 at December 31, 2014) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Giovanniello’s employment is terminated due to death or “Disability”, Mr. Giovanniello will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($350,000 in the case of any termination in 2015). Also, Mr. Giovanniello and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $49,000 at December 31, 2014). The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2014 as a result of his death or disability was approximately $574,000.

Mr. Giovanniello’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Giovanniello’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities hereunder after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates or (v) substantial impairment from performing his duties for a period of longer than sixty (60) consecutive days or more than 120 days as a result of an action against taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Giovanniello, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.

•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) removal of Mr. Giovanniello as our senior vice president-corporate and regulatory affairs, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of New York City (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

In January 2015, we entered into new employment agreements with Messrs. Lampen and Zeitchick. Pursuant to the agreements, Messrs. Lampen and Zeitchick will receive base salaries of $150,000 and $350,000 per year, respectively, subject to periodic increases at the discretion of the board of directors. Mr. Zeitchick will also be entitled to earn commissions on his brokerage business. Each of the executives will also be entitled to receive an annual cash bonus determined by the compensation committee and participate in the Company’s incentive plans and the Company’s welfare and health benefit plans.

The agreements have an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date.

If the agreements are terminated by the Company without “Cause” or by executive for “Good Reason” (as each such term is defined in the agreements), or in the event of the executive’s death or disability, or in the case of Mr. Lampen, in the event of retirement (at age 66 or older), the executives will be entitled to a severance period (24 months in the case of Mr. Lampen and 18 months in the case of Mr. Zeitchick) in which the executive will continue to be paid his base salary, bonuses and benefits, in addition to having all stock awards immediately vest upon termination; provided, however, that in the case of Mr. Lampen’s retirement, the Company shall have the option of paying the salary and bonus in shares of the Company’s common stock.

If termination occurs within two years after any “Change in Control” (as defined in the agreements), the executive shall be paid a lump sum payment equal to a number of months multiplied by the executive’s base salary and bonuses (such number of months being 24 months in the case of Mr. Lampen and 18 months in the case of Mr. Zeitchick). Additionally, if a Change in Control occurs within twelve months after termination of employment by the Company without “Cause” or by the executive with “Good Reason,” the Company’s remaining severance period payment obligations shall instead be paid in one lump sum.

If terminated by the Company for “Cause” or by executive without “Good Reason,” the executive will be entitled only to any salary and expense reimbursement owed to him through the date of termination.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the option holder or upon the termination of the option holder without cause or for good reason, all stock options under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2014” above by the closing price of a share of common stock on December 31, 2014 ($3.95), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in- Control ($)	Death ($)	Disability ($)	Termination by Company without Cause or by Named Executive Officer with Good Reason ($)
Richard J. Lampen	1,599,250	1,599,250	1,599,250	1,599,250
Mark Zeitchick	1,599,250	1,599,250	1,599,250	1,599,250
Adam Malamed	534,250	534,250	534,250	534,250
Brett H. Kaufman	327,344	327,344	327,344	327,344
Joseph Giovanniello, Jr.	130,938	130,938	130,938	130,938

Director Compensation

Directors who are also employees receive no additional compensation for serving as directors. Each of our non-employee directors receives annual director fees of $30,000, payable in quarterly installments. Audit committee, compensation committee and nominating and corporate governance committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chair of the executive committee (if he is not an employee) and the lead independent director each receive an additional annual fee of $100,000. The chair of each of the audit, compensation and nominating and corporate governance committee receives an additional annual fee of $10,000. Also, each non-employee director receives $1,500 and $750 per board and committee meeting, respectively, that he or she attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 50,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2014, we paid a discretionary bonus of $1,375,000 in December 2014 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman, based on the contributions made by such individuals to the growth of our business, including through recruiting, acquisitions and development of client relationships. In January 2015, we granted options to purchase 200,000 shares to each of Dr. Frost and Mr. Lorber at an exercise price of $4.25 per share (a premium to the closing market price of $3.95 on the grant date). In January 2014, we granted each of Dr. Frost and Mr. Lorber an option to purchase 400,000 shares of our common stock at an exercise price of $3.25 per share (a premium to the closing market price of $2.92 on the grant date).

The following table summarizes director compensation for 2014. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above and compensation for Richard J. Rosenstock, a former director who resigned from our board of directors in March 2015 and who is employed by Ladenburg Thalmann & Co. Inc., is included in “Certain Relationships and Related Transactions” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	77,250	—	92,500	169,750
Phillip Frost, M.D.	1,512,500	—	773,300	2,285,800
Brian S. Genson	47,000	—	92,500	139,500
Saul Gilinski	54,250	—	92,500	146,750
Dmitry Kolosov(2)	39,000	—	92,500	131,500
Dr. Richard M. Krasno	59,750	—	92,500	152,250
Howard M. Lorber	1,414,000	—	773,300	2,187,300
Jeffrey S. Podell	53,500	—	92,500	146,000
Jacqueline M. Simkin	77,250	—	92,500	169,750

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2014 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.
(2)	Mr. Kolosov is not standing for re-election.

The aggregate number of outstanding option awards at December 31, 2014 was as follows:

Name	Aggregate Number of Option Awards
Henry C. Beinstein	250,000
Phillip Frost, M.D.	6,340,000
Brian S. Genson	290,000
Saul Gilinski	270,000
Richard Krasno, M.D.	270,000
Dmitry Kolosov	170,000
Howard M. Lorber	3,690,000
Jeffrey S. Podell	290,000
Jacqueline M. Simkin	190,000

Compensation Committee Interlocks and Insider Participation

During 2014, each of Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin served on our compensation committee, with Dr. Krasno serving as chairman. No member of the compensation committee during 2014 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Equity Compensation Plan Information

The following table contains information at December 31, 2014 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	36,165,200		$1.78	24,123,915	(1)
Equity compensation plans not approved by security holders	20,320,666	(2)(3)(4)(5)	$1.56	—

(1)	Consists of 1,194,854 shares available for future issuance under our 1999 Plan and 22,929,061 under the 2009 Plan.
(2)	Includes warrants to purchase 1,533,334 shares of our common stock at $0.68 and 400,000 shares of our common stock at $0.96 per share issued to former shareholders of Capitalink, L.C.
(3)	Includes warrants to purchase 1,249,000 shares of our common stock at $0.94 per share, issued to acquire BroadWall Capital LLC. In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. At December 31, 2014, options to purchase 1,415,000 shares remained outstanding and are currently vested.
(4)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with our acquisition of Investacorp, Inc. in 2007. In connection with the Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options are currently vested and have a ten-year term.
(5)	Includes warrants to purchase 10,699,999 shares of our common stock at $1.68 per share, which we issued to lenders in connection with our acquisition of Securities America Financial Corporation in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

Related Party Transactions

In connection with our acquisition of Securities America Financial Corporation (“Securities America”) on November 4, 2011, we entered into a loan agreement with various lenders (the “Lenders”), under which the Lenders provided a loan (the “November 2011 Loan”) to us in an aggregate principal amount of $160,700,000, some of which was used to fund a portion of the purchase price for Securities America. Interest on the November 2011 Loan is payable quarterly at 11% per annum. Interest is payable in cash; provided that we may also pay interest-in-kind with the consent of certain Lenders. This payment-in-kind feature increases the principal sum outstanding on the note that is due at maturity by the amount of such payment-in-kind. Ten percent (10%) of the principal amount of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on December 31, 2015, and the balance of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on November 4, 2016.

We may voluntarily repay the November 2011 Loan at any time without premium or penalty. During the twelve months ended December 31, 2013, we prepaid $110,850,000 of the November 2011 Loan. These prepayments included the installments of the notes that would have been due on December 31, 2014 and December 31, 2015. During the twelve months ended December 31, 2014, we prepaid an additional $20,022,400 of the November 2011 Loan. In February 2015, we prepaid an additional $11,852,000 of the November 2011 Loan. The notes contain customary events of default, which, if uncured, permit the Lenders to accelerate the maturity date of the November 2011 Loan.

The aggregate principal amount outstanding under the November 2011 Loan at December 31, 2014 was $29,827,600, and we paid interest in an amount equal to $5,160,295 on such loan for the year ended December 31, 2014. The largest principal amount outstanding under the November 2011 Loan at any time during the year ended December 31, 2014 was $49,850,000.

At closing, we paid a one-time aggregate funding fee of $803,500 to the Lenders and issued to the Lenders warrants (“Warrants”) to purchase an aggregate of 10,713,332 shares of our common stock. The Warrants are exercisable at any time prior to their expiration on November 4, 2016 at $1.68 per share, which was the closing price of our common stock on the closing date, as reported by the NYSE MKT.

The Lenders include Frost Nevada Investments Trust (“Frost Nevada”), an affiliate of our chairman and principal shareholder, Phillip Frost, M.D., Vector Group, Ltd. (“Vector Group”), a more than 5% holder of our shares, and Richard J. Lampen, our President and Chief Executive Officer. The original principal amounts loaned by Frost Nevada, Vector Group and Mr. Lampen were $135,000,000, $15,000,000 and $200,000, respectively. A special independent committee of our board reviewed and considered the terms of the loan agreement, the notes and the Warrants, and, upon such review and consideration, which included the advice of the special committee’s independent financial advisor, the special committee determined that the financing was fair from a financial point of view to us and our unaffiliated shareholders.

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. In August 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016. In connection with the Securities America acquisition, in August 2011, we entered into a second amendment to the revolving credit agreement, under which available borrowings were increased by $10,000,000 to $40,000,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. We had no outstanding balance during 2014 under the credit agreement.

From time to time, our subsidiary, Ladenburg Thalmann & Co. Inc., provides investment banking services in the ordinary course on customary terms to companies in which certain of our directors may be directors and/or shareholders.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group a $850,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $850,000 in 2014 to Vector Group under this agreement. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2013, we entered into an office lease amendment with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period expiring in February 2018. The lease was for approximately 18,150 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2014 amounted to approximately $618,204. The lease provides for aggregate payments during the five-year term of approximately $2,995,000 and minimum annual payments of $599,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. The lease is for 11,475 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2014 amounted to approximately $351,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc. employs Richard J. Rosenstock, a former director who resigned from our board of directors in March 2015, Richard Sonkin, the brother-in-law of Richard J. Rosenstock, and Steven Zeitchick, the brother of Mark Zeitchick, a director and our executive vice president. In 2014, (i) Richard J. Rosenstock received approximately $166,000 in compensation, (ii) Richard Sonkin received approximately $202,000 in compensation and (iii) Steven Zeitchick received approximately $329,000 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2015.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended December 31, 2014.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2014 and 2013, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2014 and 2013:

	2014	2013
	(in thousands)
Audit fees	$1,255	$1,105
Audit-related fees	—	—
Tax fees	—	—
All other fees	363	162
Total fees	$1,618	$1,267

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of our consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed primarily involved due diligence, review of certain corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” above.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2016 annual meeting of shareholders must be received by us no later than December 19, 2015 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2016 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 570 Lexington Avenue, 11th Floor, New York, New York 10022.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors since we last disclosed such procedures in our definitive proxy statement on Schedule 14A, filed with the SEC on May 19, 2014.

Any proposal submitted with respect to our 2016 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2016 annual meeting of shareholders is changed by more than 30 days from the date of our 2015 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2016 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson, our lead independent director or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 570 Lexington Avenue, 11th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2016 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to March 3, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2015

This proxy statement and the 2014 Annual Report are available at https://materials.proxyvote.com/50575Q.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen
President and Chief Executive Officer

Miami, Florida
April 17, 2015

LADENBURG THALMANN FINL SVCS INC.
4400 BISCAYNE BLVD., 12TH FLOOR
MIAMI, FL 33137

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Henry C. Beinstein	02 Phillip Frost, M.D.	03 Brian S. Genson	04 Saul Gilinski	05 Dr. Richard M. Krasno
06 Richard J. Lampen	07 Howard M. Lorber	08 Jeffrey S. Podell	09 Jacqueline M. Simkin	10 Mark Zeitchick

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers ("say on pay").	☐	☐	☐
3. Approval of ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000245394_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

Ladenburg Thalmann Financial Services Inc. - Proxy
Solicited By The Board Of Directors
for Annual Meeting To Be Held on May 18, 2015

The undersigned shareholder(s) of **Ladenburg Thalmann Financial Services Inc.**, a Florida corporation ("Company"), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 18, 2015 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted **FOR** the Election of Directors and **FOR** proposals 2 and 3.

0000245394_2 R1.0.0.51160

Continued and to be signed on reverse side